Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and among UNITED AIR LINES, INC., a Delaware corporation (“Company”), UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation and the parent company of Company (“UCH”), and R. KEITH HALBERT (“Employee”), and arises out of Employee’s severance from employment with Company on April 30, 2011 (the “Separation Date”). In consideration of the promises contained in this document, the parties agree as follows:

1. Employment Agreement and Flight Benefits. The terms of this Agreement are in addition to the terms contained in that certain Employment Agreement between Employee, UCH, and Company, dated October 1, 2010 (the “Employment Agreement”), and nothing herein shall affect any of Employee’s, Company’s or UCH’s rights or obligations under the Employment Agreement, except as expressly set forth herein. Each of Employee, Company and UCH agree that Employee’s separation from employment with Company shall occur on the Separation Date, shall be treated as a resignation by Employee pursuant to paragraph 2.2 under the Employment Agreement, and shall not constitute an Involuntary Termination or a Good Reason Termination (as such terms are defined in the Employment Agreement). Accordingly, pursuant to Section 4.3 of the Employment Agreement and subject to the restrictions provided therein, Employee (and his spouse and eligible dependents) shall be provided Flight Benefits (as such term is defined in the Employment Agreement) for Employee’s lifetime.

2. Payments. In addition, Company shall pay Employee the amount of $ 3,000,000 (less applicable taxes). Such amount shall be paid in accordance with the following schedule: (a) $2,034,531 shall be paid in a cash lump sum on the Effective Date (as defined in paragraph 13 of this Agreement), and (b) a total of $965,469 shall be paid in 18 installments (the first 17 of which shall be in the amount of $53,906.25, and the last of which shall be in the amount of $49,062.75) on Company’s normal payroll cycle, as in effect on the date Employee executes this Agreement, with the first installment paid on the first payroll date occurring on or after March 30, 2012.

3. Welfare Benefits. Continuation Coverage (as such term is defined in the Employment Agreement) shall be provided as prescribed in the Employment Agreement, provided, however, that (a) such coverage will commence upon Employee’s Separation Date, notwithstanding that Employee has not incurred an Involuntary Termination, (b) any reference to “Severance Period” with respect to the provision of such Continuation Coverage shall refer to the period beginning on the Separation Date and ending on December 31, 2013, and (c) if the provision of any portion of such Continuation Coverage that consists of medical, dental, vision care and prescription drugs is made through an arrangement that requires Company to impute income to Employee, Company will pay a tax gross-up payment to Employee with respect to such imputed income for each taxable year for which Employee has such imputed income, and such tax gross-up payment shall be made during the month of January following each taxable year to which such imputed income relates.

4. 2011 Incentive Awards. As provided in the applicable incentive award documents and under the terms of the applicable incentive award programs, all of Employee’s outstanding incentive awards that are based on a performance or vesting period that includes the 2011 calendar year or any portion thereof (including but not limited to the 2011 annual incentive award, the merger incentive award, the 2011 restricted stock award, the 2011 performance-based RSU award, and the 2011 long-term relative performance award) will terminate in full as of the Separation Date, and no payment will be required with respect to any such terminated award.

5. Consulting Agreement. Employee agrees to act as a Consultant to UCH and its subsidiaries after the Separation Date in accordance with the Consulting Agreement attached hereto as Exhibit A, which Consulting Agreement shall be executed and delivered by Employee, Company, and UCH contemporaneously with the execution and delivery hereof, with the effectiveness of the Consulting Agreement to occur automatically upon the Effective Date.

6. Confidentiality of Agreement. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment of UCH or Company, except as required by law. Notwithstanding the foregoing, Employee may disclose the nature and terms of this Agreement to his legal or financial advisors and reveal its financial terms in credit or loan applications, and the like. The parties agree that this Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party.

7. Future Cooperation. Employee agrees, upon reasonable notice at any time during his lifetime, to furnish such information and assistance, including but not limited to the provision of informal information, testimony at deposition and/or at trial, to UCH, Company and their affiliates as Company reasonably requests in connection with any potential or actual litigation in which it or any of its affiliates is, or may become, a party. Company shall pay Employee an amount per day of assistance as the parties may reasonably agree, not to exceed an amount equal to Employee’s base salary at Company as of the Separation Date divided by 365, and shall reimburse Employee for his reasonable expenses incurred in connection with rendering such assistance. Any such payment shall made on a regular, periodic basis within 30 days after such services are rendered by Employee or such reimbursable amounts are incurred by Employee; provided, however, that (a) before any such reimbursement shall be made, Employee must submit appropriate evidence of his reimbursable expenses; (b) in no event shall any payments made to Employee under this paragraph be made later than the 15th day of the third month of the calendar year following the applicable year during which the Employee’s assistance was provided; and (c) any reimbursements provided during one taxable year of Employee may not affect the expenses eligible for reimbursement in any other taxable year of Employee.

8. Restrictive Covenants. Notwithstanding anything to the contrary provided herein, Employee remains subject to all of the restrictive covenants governing confidentiality, non-solicitation, non-competition, and non-disparagement, as provided in Article 5 of the Employment Agreement; provided, however, that the Post-Termination Obligation Period (as defined in the Employment Agreement) shall mean the period beginning on the Separation Date and ending on December 31, 2013.

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9. Acknowledgements. Employee acknowledges and agrees that Employee would not be entitled to certain of the payments and benefits provided for in this Agreement, including those provided in paragraphs 2 and 3 of this Agreement (the “Separation Benefits”), upon Employee’s voluntary termination of employment with Company on the Separation Date in the absence of this Agreement. Employee represents and agrees that he has been (and is hereby) advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

10. General Release. In consideration of the Separation Benefits, Employee hereby releases and discharges UCH, Company, and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, “Releasees”) from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Employee’s employment by, or services rendered to or for, Company, UCH or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act (“ERISA”), the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Texas Commission on Human Rights Act, Section 1542 of the California Civil Code, New Jersey’s Conscientious Employee Protection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by UCH or Company of (a) its obligations under this Agreement or the Consulting Agreement, (b) its post-employment obligations under the Employment Agreement, (c) its obligations under its qualified retirement plans in which Employee participates (the “Qualified Plans”), (d) its obligations under Employee’s outstanding grants of stock options (the “Stock Option Award”), or (e) its obligations under existing agreements governing Employee’s flight benefits relating to other airlines, if any. UCH and Company hereby release Employee from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Employee’s employment by, or services rendered to or for, UCH, Company or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Employee of (i) this Agreement, the Consulting Agreement, or the Employment Agreement or (ii) Employee’s obligations under the Qualified Plans, under the Stock Option Award, under any other compensation plan or program of UCH or Company, or under existing agreements governing Employee’s flight benefits relating to other airlines, if any. These releases are to be broadly construed in favor of the released persons. The releases in this paragraph do not apply to any rights or claims that may arise after the date of execution of this Agreement by Employee, Company, and UCH. Notwithstanding the foregoing, the post-employment obligations created by this Agreement, the Consulting Agreement, the Employment Agreement, any Qualified Plans,

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Employee’s Stock Option Award, or outstanding awards under any other compensation plan or program of UCH or Company, or under existing agreements governing Employee’s flight benefits relating to other airlines, if any, are not released.

11. Protected Rights. Notwithstanding the foregoing paragraph, Employee is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right which by law cannot be waived, including rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Employee waives, however, the right to recover money if any federal, state or local government agency, including but not limited to the EEOC, pursues a claim on Employee’s behalf or on behalf of a class to which Employee may belong that arises out of or relates to Employee’s employment or severance from employment.

12. Covenant Not to Sue. Employee further agrees that the amounts and covenants contained herein are of greater value than anything to which Employee is already entitled, and Employee affirms that he has not filed, has not caused to be filed, is not presently a party to, and will not file, permit to be filed on his behalf, or become a party to any claim, lawsuit, or arbitration relating to any aspect of his employment or its termination, other than to enforce the provisions of this Agreement, the Employment Agreement, or Employee’s outstanding option grants. Employee understands and agrees that, except for any vested benefits he may have pursuant to ERISA, he will not be entitled to any other compensation beyond that which UCH or Company has agreed to provide herein, in the Employment Agreement, or pursuant to Employee’s outstanding option award. Employee understands that this covenant not to sue is an affirmative promise by Employee not to sue any of the Releasees, which is in addition to the general release of claims in paragraph 10 above. However, nothing in this Agreement affects Employee’s right to challenge the validity of this Agreement under the Age Discrimination in Employment Act. If Employee breaches this Agreement by suing any of the Releasees in violation of this covenant not to sue, Employee understands that (a) the Releasees will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (b) Employee will be required to pay the Releasees’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.

13. Release Revocation Period. Employee has twenty-one (21) days to review and consider this Agreement. If Employee signs and returns this Agreement before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and neither Company nor UCH improperly encouraged Employee to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires. This Agreement will become effective, enforceable and irrevocable seven days after the date on which Employee signs it (the “Effective Date”). During the seven-day period after Employee signs this Agreement, Employee may revoke this Agreement in writing addressed to

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the undersigned. Of course, if Employee exercises his right to revoke, this Agreement shall be null and void, and he will forfeit his right to receive amounts or other benefits that would otherwise be paid or provided to him hereunder.

14. Injunctive Relief; Fees and Expenses. The parties acknowledge that, in the event of a breach of this Agreement, damages would not provide an adequate remedy and that the non-breaching party may seek specific performance of any provision contained herein. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or his expenses incurred in connection with such legal action, including without limitation, costs of court and attorneys’ fees. Any reimbursement of expenses to Employee required under this paragraph shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee); provided, however, that, in no event shall any reimbursement be made prior to the date that is six months after the Separation Date. In no event shall any reimbursement be made to Employee for such expenses incurred after the date that is 10 years after the Separation Date.

15. Withholding of Taxes. Company may withhold all applicable taxes from payments to be made hereunder.

16. Indemnification and Insurance. Employee shall continue to be indemnified for actions taken while employed by Company to the same extent as other former employees of Company at Employee’s job level under Company’s Corporate Charter as in effect on the date hereof, and Employee shall continue to be covered by Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former employees of Company at Employee’s job level, each subject to the requirements of the General Corporation Law of the State of Delaware.

17. Assignment; Binding Effect. This Agreement is assignable only by Company or UCH (provided that no such assignment shall relieve Company or UCH of its obligations under this Agreement to Employee), shall inure to the benefit of Company’s or UCH’s assigns, successors, affiliates, and Releasees, and is binding on the parties, their representatives, agents and assigns, and as to Employee, his spouse, heirs, legatees, administrators, and personal representatives, and shall inure to the benefit of Employee’s spouse, estate, heirs, legatees, administrators, and personal representatives.

18. Effect on Employment Agreement. The terms and conditions of this Agreement and the Consulting Agreement constitute an amendment to the Employment Agreement. Except as expressly provided herein, this Agreement will not by implication or otherwise limit, impair, reduce, eliminate or constitute a waiver of, or otherwise affect the rights and remedies of Company, UCH, and Employee pursuant to the terms of the Employment Agreement, and will not alter, modify, amend or in any way affect any terms, conditions,

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obligations and covenants or agreements contained in the Employment Agreement, all of which shall continue in full force and effect except to the extent modified herein. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

19. Applicable Law. This Agreement shall be deemed to be made in the State of Illinois. To the extent not preempted by ERISA or other Federal law, the validity, interpretation, and performance of this Agreement in all respects shall be governed by the laws of the State of Illinois without regard to its principles of conflicts of law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date.

Date of execution by Employee:	EMPLOYEE

5-5-2011	/S/ R. KEITH HALBERT
R. Keith Halbert

UNITED CONTINENTAL HOLDINGS, INC.

	By:	/S/ MIKE BONDS

UNITED AIR LINES, INC.

	By:	/S/ MIKE BONDS

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CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective as of May 1, 2011 (the “Effective Date”), by and among UNITED AIR LINES, INC., a Delaware corporation (“Company”), UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation (“UCH” and, together with the Company, “Client,” 77 W. Wacker Drive, HDQLD, Chicago, Illinois 60601, Attention: General Counsel), and R. KEITH HALBERT, [insert personal address] (“Consultant”).

WHEREAS, Client desires to engage Consultant to perform certain service and to create certain work product for Client pursuant to the terms and conditions of this Agreement;

WHEREAS, Consultant desires to accept such engagement on an exclusive basis as described below;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which Consultant and Client acknowledge, the parties agree as follows:

1. CONSULTANT’S DUTIES AND OBLIGATIONS

1.1 Consultant’s Services. This Agreement is for professional consulting services, to be provided as requested by Client during the period commencing on the Effective Date and ending on December 31, 2013. These professional consulting services shall be rendered solely by Consultant and exclusively for Client for technology integration services relating to Client’s business, as agreed upon between Consultant and Client from time to time (the “Services”). The parties acknowledge and agree that professional rendering of the Services will be provided at a frequency (and to the extent) as requested by Client; provided, however, that Consultant shall not provide more than 1,000 total hours of Services pursuant to this Agreement and provided further that the level of services to be performed pursuant to this Agreement remains permanently decreased to a level equal to 20 percent or less of the average level of services performed by Consultant in his capacity as an employee of Company during the 36-month period ending on April 30, 2011, except for any deviations that may be permitted in accordance with the regulations and other guidance promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The initial Services to be completed are described in Schedule A attached hereto and hereby incorporated into this Agreement by reference. Consultant’s primary points of contact with Client shall be through Brett J. Hart or such other person or persons as Client may designate from time to time.

1.2 Consultant Relationship. Consultant agrees that Consultant’s last day of employment by Client shall be on April 30, 2011, and, commencing on the Effective Date,

Consultant shall act as an independent contractor and not an employee of Client. Neither Consultant nor Client shall represent directly or indirectly that Consultant is an agent, employee, or legal representative of Client. Consultant shall not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of Client. In addition, Consultant shall be free at all times to arrange the mode, manner, method and means used by Consultant in the performance of Services. Consultant is not required to maintain any schedule of duties or assignments other than those negotiated between the parties or set forth in Schedule A or amendments thereto. Consultant shall perform the Services diligently and with due care. Client shall provide Consultant with such Confidential Information as is reasonably necessary to allow Consultant to perform the Services.

1.3 Payment. In exchange for the Services, Client will pay Consultant a consulting fee in the amount of $750 per hour worked by Consultant in performing the Services. As soon as reasonably practicable following each calendar month during the period commencing on the Effective Date and ending on December 31, 2013 (a “Completed Month”), but in no event later than the last day of the calendar month following the Completed Month, Consultant shall provide Client with an invoice for the Services performed by Consultant during the Completed Month, and Client shall pay amounts that have been properly invoiced in cash as soon as reasonably practicable following receipt of such invoice (but in no event later that the last day of the second calendar month following the Completed Month). All payments hereunder shall be made in U.S. dollars to an account specified by Consultant in writing to Client.

1.4 Tax Treatment. Consultant and Client agree that Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state and/or federal income, social security and unemployment taxes for Consultant. Except to the extent required by law, Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, as required by law in Consultant’s name for any amounts paid directly to Consultant for services provided in any calendar year pursuant to this Agreement.

1.5 No Employee Benefits. Consultant and Client acknowledge and agree that Consultant shall not receive, nor be eligible to receive, any employee benefits from Client pursuant to Consultant’s status under this Agreement, whether or not such benefits are subject to the Employee Retirement Income Security Act. In addition, Consultant, to the full extent permitted by law, waives any and all rights to any employee benefits offered by Client to any of Client’s employees, even if Consultant or any of Consultant’s agents, contractors, or subcontractors is determined or adjudged to be a common law or statutory employee of Client for any purpose. The employee benefits to which this waiver applies include, but are not limited to the following benefits which may currently, or hereafter, be offered by Client under any agreement, plan, program, arrangement, or otherwise: health, sickness, accident, dental, life, disability and accidental death and dismemberment coverage, whether insured or self-insured, disability, severance, vacation and other paid time off, child care, tuition benefits, expenses, profit sharing, cafeteria plans, pension, 401(k), all other types of retirement plans or programs, and incentive or bonus compensation plans or programs. This provision shall not adversely affect Consultant’s rights to the Continuation Coverage or Flight Benefits described in the Separation Agreement between Client and Consultant relating to Consultant’s resignation effective as of April 30, 2011 (the “Separation Agreement”).

1.6 Expenses. Client shall reimburse Consultant for all reasonable and appropriately documented out-of-pocket expenses incurred by Consultant during the term of this Agreement that are (a) directly attributable to Consultant’s services for Client and (b) agreed to by Client. During the term of this Agreement, Client will provide Consultant with telephone, fax, and necessary computer and communication devices (as determined by Client), at no cost to Consultant. Any reimbursements provided under this Section shall be made on a regular, periodic basis within 30 days after such expenses are submitted for reimbursement by Consultant; provided, however, that (a) before any such reimbursement shall be made, Consultant must submit appropriate evidence of his reimbursable expenses; (b) in no event shall any reimbursements paid to Consultant under this Section be made later than the last day of Consultant’s taxable year following the taxable year in which the expense was incurred; and (c) any reimbursements provided during one taxable year of Consultant may not affect the expenses eligible for reimbursement in any other taxable year of Consultant.

1.7 Compliance with all Laws and Client Policies. Consultant agrees to comply, at Consultant’s own expense, with all federal, state and local laws, regulations, ordinances, codes and requirements (“Law”) applicable to the performance of the Services under this agreement and to comply with Client policies including Client’s Ethics and Compliance Guidelines. Applicable Laws may include, but are not limited to: all Laws relating to the maintenance in good standing of any and all business license fees required by law with respect to the performance of consulting services, all Laws relating to employment (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Immigration and Reform Control Act of 1986, the Railway Labor Act, the National Labor Relations Act, and the Americans with Disabilities Act, all as may be amended); all Laws relating to safety and health (including, but not limited to the Occupational Safety and Health Act of 1980); all Laws pertaining to the conduct of business in foreign countries (including, but not limited to, the Foreign Corrupt Practices Act); and all Laws relating to the payment of taxes, and required taxes and payments for Consultant (including, but not limited to the Code, and applicable state unemployment insurance and workers’ compensation laws).

1.8 No Present or Future Employment Promise. Consultant acknowledges and understands that Client makes no promise of present or future employment of Consultant, nor any promise regarding the renewal or extension of this Agreement, or future agreements.

1.9 Exclusive Relationship. Consultant agrees that this is an exclusive arrangement. During the term of this Agreement, Consultant agrees not to provide, or offer to provide, consulting or other advice to, become employed by or serve as an independent contractor for, or serve as a member of the board of directors or in any other capacity for, another air carrier, or any affiliate of another air carrier that competes with Client in any State, territory or protectorate of the United States in which Client is qualified to do business or in any foreign country in which Client has an office, station or branch.

Consultant agrees that the restraints created by the covenants in this Section are no greater than necessary to protect Client’s legitimate interests. Furthermore, Consultant agrees that such covenants of this Section do not hinder, or otherwise cause hardship to Consultant in finding and performing employment elsewhere upon termination of this Agreement. Similarly, Consultant agrees that Client’s need for the protection afforded by the covenants of this Section is not outweighed by either the hardship to Consultant or any injury likely to the public.

Consultant agrees that this Section is ancillary to this Agreement, and acknowledges that the consideration given by Client for this Agreement includes Client’s agreement to provide to Consultant access to the Confidential Information described below.

1.10 Confidentiality, Non-Solicitation, and Non-Competition Restrictions. This Agreement shall have no affect on the rights and obligations of the parties under the confidentiality, non-solicitation, non-competition or other restrictive covenants included in Article 5 of the Employment Agreement between the parties dated effective October 1, 2010 (the “Employment Agreement”). Consultant shall continue to comply with the provisions of the Employment Agreement, as modified by the Separation Agreement, governing such restrictive covenants in accordance with the terms thereof. The restrictions and obligations imposed on Consultant by Articles 2 and 3 hereof are in addition to the restrictive covenants described in the foregoing sentences of this Section 1.10.

2.	OWNERSHIP OF INTELLECTUAL PROPERTY

2.1 Intellectual Property. The term “Intellectual Property” shall mean all trade secrets, inventions, designs, developments, devices, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information, as defined below) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived, developed, made or created by, Consultant (whether alone or jointly with others) at any time during Consultant’s engagement by Client that: (a) are based on or derive (in whole or in part) from any of Client’s Confidential Information; (b) result from or relate to any work that Consultant performs for Client; or (c) are created using any equipment, supplies, facilities, services or Confidential Information of Client.

2.2 Ownership. All Intellectual Property is and shall remain the sole and exclusive property of Client. Consultant hereby assigns to Client all right, title and interest in and to the Intellectual Property; provided, however, that, when applicable, Client shall own the copyrights in all copyrightable works included in Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the 1976 Copyright Act. Client shall own all Intellectual Property irrespective of any copyright notices or confidentiality legends to the contrary which Consultant may have placed on such works. Consultant shall ensure that all copyright notices and confidentiality legends on all work product authored by Consultant that constitutes Intellectual Property shall conform to Client practices and shall specify Client as the owner of the work.

2.3 Consultant Further Assurances. During the period of Consultant’s engagement by Client and at all times thereafter, Consultant shall promptly execute any and all declarations, assignments, applications and other instruments which Client shall deem necessary to apply for and obtain patents and copyright registrations in any country or otherwise to protect Client’s interest in the Intellectual Property.

3.	NON-DISCLOSURE AND NON-USE

3.1 Confidential Information. The term “Confidential Information” shall mean all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Consultant in the performance of the Services for Client and that relates to the business, products, services, research or development of Client or its suppliers, clients or customers. Such Confidential Information shall include, without limitation, the following: (a) business information (including, without limitation, information relating to strategic and staffing plans and practices, business, marketing, promotional and sales plans, practices and programs, training practices and programs, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about Client suppliers, clients and customers and each of their confidential information, suppliers, clients and customers; (c) compilation of data (including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential as provided in the following paragraph) and analyses, processes, methods, techniques, systems, formulas, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (d) computer software (including, without limitation, operating systems, applications and program listings), documentation, data and data bases; and (e) trade secrets, inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice).

Confidential Information shall not include any information that Consultant can demonstrate: (a) has been made publicly known through no wrongful act or breach of obligation of confidentiality; or (b) was rightfully received by Consultant from a third party without a breach of any obligation of confidentiality by such third party.

3.2 Non-Disclosure. Consultant acknowledges and agrees that Consultant shall have access and contribute to information and materials of a highly sensitive nature (including Confidential Information) and that a purpose of this Agreement is to protect the legitimate business interest of Client therein. Consultant agrees that during the period of Consultant’s engagement by Client and at all times thereafter, unless Consultant first secures the written consent of Client, Consultant shall not use for Consultant or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required in the performance of Consultant’s services for Client or by law or court order. Consultant further agrees to use Consultant’s best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

3.3 Required Disclosures. In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant: (a) shall notify Client as soon as possible, but in no event later than fifteen (15) business days prior to any such disclosure; (b) shall cooperate with Client to preserve the confidentiality of such Confidential Information consistent with applicable law; and (c) shall use Consultant’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

4.	TERM / TERMINATION

4.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2013.

4.2. Termination of Agreement by Either Party; Death or Incapacity of Consultant. Either party may terminate this Agreement before its expiration with or without cause upon 30 days’ advance written notice to the other party. In addition, the Agreement will terminate at the end of the current month of service upon the death or incapacity of Consultant, and no further payments hereunder shall be made to Consultant or Consultant’s estate thereafter, except payment for any unpaid Services rendered by Consultant pursuant to the terms of this Agreement.

4.3. Return of Materials. Upon any termination of Consultant’s engagement by Client for any reason, or at any time requested, Consultant shall promptly deliver to Client all Confidential Information and Intellectual Property in Consultant’s possession and control, and all copies thereof, in whatever form or medium, including without limitation, written records, optical and magnetic media, and all other materials containing any Confidential Information or Intellectual Property.

5.	REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants that: (a) Consultant has the full power and authority to enter into this Agreement; (b) Consultant will not breach or violate any other agreement to which Consultant is a party by entering into this Agreement; and (c) none of the Intellectual Property will infringe, misappropriate or otherwise conflict with the proprietary rights of any third party, except as the same may be caused by Client.

6.	GENERAL

6.1. Relationship of Parties. Except as specifically provided herein, no party shall act or represent or hold itself out as having authority to act as agent or partner of any other party or in any way bind or commit any other party to any obligations. Any such act will create a separate liability in the party so acting to any and all third parties and affected thereby. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible for its obligation as set forth in this Agreement.

6.2. Assignment. This Agreement may not be assigned by Consultant, except to an entity that is wholly owned and controlled by Consultant, provided that Consultant shall continue to be bound and the Services shall continue to be provided solely by Consultant following any such assignment.

6.3. Notices. Any notices, consents or approvals required or permitted to be given hereunder shall be deemed to be given and sufficient when delivered in writing, first class United States certified or registered letter, return receipt requested, or by overnight delivery or courier service to the respective addresses first written above (or such other address provided by Consultant or Client in accordance with this provision).

6.4. Waiver. The failure of any party to exercise any power or right or to require performance by any other party of any part of this Agreement shall not affect the full right to exercise such power or to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

6.5. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Illinois, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Illinois.

6.6. Reasonableness; Severability. Consultant acknowledges and agrees that the limitations set forth in this Agreement are reasonable with respect to scope, duration, geographic area and otherwise, and are properly required to protect the legitimate business interests of Client. In the event that such limitation is found to be unreasonable by a court of competent jurisdiction, Consultant agrees that the maximum scope, duration, geographical area or other limitation as such court shall deem reasonable shall be substituted for the stated duration, scope, geographical area or other limitation, with appropriate modification to Client’s obligations under this Agreement. Furthermore, the provisions of this Agreement shall be severable, and if any provision of this Agreement is held or declared illegal, invalid or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in full force and effect to the extent practical.

6.7. Survival. Articles 2, 3, 4, 5 and 6 shall survive any expiration or termination of this Agreement.

6.8. Section Headings. Section headings have been included in this Agreement merely for convenience or reference. They are not to be considered part of, or to be used in interpreting this Agreement.

6.9. Entire Agreement. This Agreement and Schedule A attached hereto and incorporated herein by reference contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, in respect of such subject matter. The language used in this Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied to any provision hereunder. This Agreement and Schedule A may only be amended by the parties by a subsequent written agreement executed by the duly authorized representatives.

6.10. Default. Specific Performance. Consultant acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by Consultant, and Client or its affiliates shall be entitled to enforce the provisions of this Agreement by terminating all payments and/or other benefits to Consultant that may be payable to Consultant under this Agreement, the Separation Agreement, and/or the Employment Agreement and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Consultant and Consultant’s agents. If any party to this Agreement brings legal action to enforce the terms of this Agreement, the party which prevails in such legal action, in addition to the remedy or relief obtained in such action, shall be entitled to recover its or his out-of-pocket expenses incurred in connection with such legal action, including without limitation, costs of court and reasonable attorneys’ fees. Any reimbursement of expenses to Consultant required under this Section shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Consultant’s taxable year following the taxable year in which the expense is incurred by Consultant); provided, however, that, upon the cessation of the consulting relationship, in no event shall any additional reimbursement be made prior to the date that is six months after the date of such cessation to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Consultant for such expenses incurred after the date that is 10 years after the date of the cessation of the consulting relationship.

6.11. Counterparts. This Agreement may be signed in counterparts, each containing the signature of only one party, but taken together constituting one and the same instrument.

7.	ACKNOWLEDGEMENT

Each party acknowledges and agrees that it has fully read and understands this Agreement, has had the opportunity to discuss this Agreement with their respective attorneys, has had any questions regarding its effect or the meaning of its terms answered to each party’s satisfaction, and, intending to be legally bound hereby, each party has freely and voluntarily executed this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the 5 day of May, 2011, and effective upon the Effective Date.

United Air Lines, Inc.

By:	/S/ MIKE BONDS

Name:	MIKE BONDS

Title:	EVP Human Resources & Labor Relations

United Continental Holdings, Inc.

By:	/S/ MIKE BONDS

Name:	MIKE BONDS

Title:	EVP Human Resources & Labor Relations

Consultant

/S/ R. KEITH HALBERT
R. Keith Halbert

SCHEDULE A

Specification of Services:

Consultant shall provide the following services, as directed by Client:

1) Assistance with strategic planning and implementation strategy on information technology matters.

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